Confidential Fairness Analysis January 24, 2019 Prepared for the Board of Directors of Pacific Office Properties Trust, Inc. The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior written consent of Duff & Phelps, LLC.

Duff & Phelps Disclaimer • The following pages contain material that is being provided to the board of directors (the “Board of Directors”) of Pacific Office Properties Trust, Inc. (“Pacific Office” or the “Company”) in connection with the Proposed Transaction (as defined herein). • The accompanying material was compiled and prepared on a confidential basis for the sole use of the Board of Directors and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, without the prior written consent of Duff & Phelps, LLC (“Duff & Phelps”). • Because this material was prepared for use in the context of an oral presentation to the Board of Directors, which is familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board of Directors. • These materials are not intended to represent an opinion but rather to serve as discussion materials for the Board of Directors to review and as a summary of the basis upon which Duff & Phelps may render an opinion. These materials are not intended to provide the sole basis for the evaluation of the Proposed Transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the Proposed Transaction. • Nothing in these materials shall be deemed to constitute investment, legal, tax, financial, accounting or other advice. • The information utilized in preparing this presentation was obtained from the Company, advisors to the Company, and public sources. Any estimates and projections contained herein have been prepared by or based on discussions with the senior management the Company involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information. • No selected public company used in our analysis is directly comparable to the Company or the Proposed Transaction. Duff & Phelps Confidential 2

Table of Contents 1. Introduction and Background 2. Asset Valuation Analysis 3. Senior Common Stock Valuation Analysis Appendix 1. Detailed Real Estate Analysis 2. Volatility Analysis 3. Senior Common Stock Sensitivity Analysis Duff & Phelps Confidential 3

1. Introduction and Background

Introduction and Background The Engagement • The Company has engaged Duff & Phelps to serve as an independent financial advisor to the Board of Directors (solely in their capacity as members of the Board of Directors) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of the senior common stock, par value $0.0001 per share, of the Company (the “Senior Common Stock”), of the consideration to be paid by the Purchaser (as defined below) for the Senior Common Stock in the Proposed Transaction. The Proposed Transaction • It is Duff & Phelps’ understanding that the Proposed Transaction (the “Proposed Transaction”) involves the merger, of the Company with a newly formed entity that will be wholly-owned by Shidler Equities L.P. (the “Purchaser”), an entity controlled by Jay Shidler, resulting in the cancellation of all outstanding shares of: 1) the Company’s Senior Common Stock in exchange for a cash consideration of $1.25 per share and 2) the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), other than shares held by the Purchaser, in exchange for a cash consideration of $0.01 per share. • For the avoidance of doubt, Duff & Phelps is not opining on the fairness of the consideration to be received for the Common Stock. Duff & Phelps Confidential 5

Introduction and Background Scope of Analysis • In connection with its analysis, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate to enable Duff & Phelps to render its Opinion. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below: – Reviewed the following historical financial statements and SEC filings: a. The Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017, including the audited financial statements included therein, and quarterly report on Form 10-Q filed with the SEC for the quarterly period ended September 30, 2018, including the unaudited financial statements included therein; b. The Company’s prospectus filed with the SEC on January 12, 2010 for the offering of its Senior Common Stock; – Reviewed the following additional material provided to us by management of the Company: a. The Company’s monthly budget for the fiscal years ending December 31, 2018 and December 31, 2019; b. Davies Pacific Center, 841 Bishop Street, Honolulu, Honolulu County, HI 96813 (the “Davies Pacific Center”) Appraisal of Real Property prepared by Cushman & Wakefield Western, Inc. as of July 8, 2016; c. Waterfront Plaza, 500 Ala Moana Boulevard, Honolulu, Honolulu County, HI 96813 (the “Waterfront Plaza”) Appraisal of Real Property prepared by Cushman & Wakefield Western, Inc. as of July 8, 2016; d. Argus DCF Models for the Davies Pacific Center and the Waterfront Plaza; e. Rent Roll forms for the Davies Pacific Center dated as of October 20, 2018; f. Rent Roll forms for the Waterfront Plaza dated as of October 20, 2018; g. Other internal documents relating to the history, current operations, and probable future outlook of the Davies Pacific Center, the Waterfront Plaza and the Company; h. The Preliminary Term Sheet dated December 13, 2018; and i. The draft Agreement and Plan of Merger by and among Pacific Office Properties Trust, Inc., Shidler Equities L.P. and POP Acquisition, Inc. dated January [ ], 2019 (the “Agreement”); Duff & Phelps Confidential 6

Introduction and Background Scope of Analysis (Continued) – Discussed with management of the Company the history, current operations, and probable future outlook of the Company, the operating and financing plans for the Company, and other internal documents provided to Duff & Phelps by management of the Company; – Inspected the Davies Pacific Center and the Waterfront Plaza; – Researched and reviewed local transactions to benchmark with the Davies Pacific Center and the Waterfront Plaza DCF valuation ranges; – Reviewed certain other relevant, publicly available information, including economic, industry, and investment information, and trends with respect to the industry in which the Company participates; – Analyzed other information that Duff & Phelps deemed relevant; and – Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate. Duff & Phelps Confidential 7

Introduction and Background Situation Overview Company Overview – Through the Company’s controlling interest in Pacific Office Properties, L.P. (the “Operating Partnership”), of which the Company is the sole general partner, and the subsidiaries of the Operating Partnership, the Company owns and operates primarily institutional-quality office properties in Hawaii. – The Company is externally advised by Shidler Pacific Advisors, LLC (“Shidler Pacific Advisors” or “SPA”), an entity that is owned and controlled by Mr. Shidler, the Chairman of the Board of Directors. – Through the Operating Partnership, the Company owns two office properties comprising approximately 0.9 million rentable square feet in Honolulu, Hawaii and is a 5.0% joint venture partner in a vacant building which was previously a sports club in Phoenix, Arizona. Going Concern / Liquidity and Capital Resources – The Company’s primary source of cash in recent years has been the opportunistic sale of properties and borrowings from related parties. » In March 2017, the Company completed the sale of its Pacific Business News Building joint venture property to an unrelated third party. » In August 2018, the Company completed the sale of its Pan Am Building property for $78.5 million to one of the lenders under its loan agreement. To assist with closing costs and working capital, the Company issued a promissory note in the principal amount of $3.5 million to SELP in consideration of a loan in that amount made by Shidler LP to the Operating Partnership. All of the $78.5 million of cash proceeds were used to prepay (with no prepayment premium) $78.5 million of mortgage debt. – The Company anticipates that cash flows from operations, including existing cash on hand, will be insufficient to meet working capital requirements and to fund required capital expenditures and leasing costs beyond the fourth quarter of 2018. The Company has faced similar situations in the past several years and has funded operating deficits through related party borrowings. – The mortgage debt on the Company’s wholly-owned properties is scheduled to mature on August 11, 2019. – The Operating Partnership has a fully-drawn $25.0 million unsecured credit faculty scheduled to mature on December 31, 2019. In addition, the Operating Partnership also has unsecured promissory notes payable to certain current and former affiliates of $35.9 million scheduled to mature on December 31, 2019. – Since March 2008, interest payments on primarily all of the unsecured promissory notes payable have been deferred and compounding. – The Company does not have any committed financing sources available to refinance debt as it matures. If the Company is unable to repay, extend or refinance the existing mortgage debt, the Company may be forced to give back these properties to the mortgage lenders per Company management. Cancelled Shares – All shares of Class A Common Stock held by Lawrence J. Taff, Matthew J. Root, James C. Reynolds and James R. Ingebritsen, totaling 1,041,745, were cancelled for no consideration. Duff & Phelps Confidential 8

Introduction and Background Corporate and Organizational Structure • The Company has shares of Senior Common Stock, Class A Common Stock and Class B Common Stock outstanding. • The Operating Partnership has senior common units (the “Senior Common Units”), preferred units (the “Preferred Units”) and common units (the “Common Units”) outstanding. • Through the Company’s controlling operational and financial interest in the Operating Partnership, of which the Company is the sole general partner, and the subsidiaries of the Operating Partnership, the Company owns and operates office properties in Hawaii. • The Company’s general partnership interest in the Operating Partnership is denominated in a number of Common Units equal to the number of shares of Listed Common Stock outstanding. • The Company holds Senior Common Units in the Operating Partnership corresponding to the number of shares of Senior Common Stock outstanding. • One share of the Company’s Senior Common Stock has the same economic value as one Senior Common Unit. • One share of the Company’s Listed Common Stock has the same economic value as one Common Unit. Public Shareholders - Senior Common Stock - Class A Common Stock - Class B Common Stock Pacific Office Properties Trust, Inc. (OTCPK:PCFO) POP Venture, LLC Other LPs (Company) - 17.7% Interest (1) - 78.4% Interest (1) - 3.9% Interest (1) - Senior Common Units - Preferred Units - Controlling Common - Non-Controlling Common - Non-Controlling Common - Common Units - Common Units - Common Units GP Interest LP Interest LP Interest Pacific Office Properties, L.P. (Operating Partnership) 5% Interest 100% Interest 100% Interest City Square Sports Davies Pacific Waterfront Plaza Club Center (1) Ownership % interest in Operating Partnership based on Common Units Duff & Phelps Confidential 9

Introduction and Background Operating Partnership Capital Structure (Seniority Ranking) Secured Debt (Property Loan) Unrelated Unsecured Debt Related Party Unsecured Debt Senior Common Stock (Senior Common Units) (1) Preferred Units Listed Common Stock and Common Units (2) (1) The Company holds a number of Senior Common Units in the Operating Partnership corresponding to the number of shares of Senior Common Stock outstanding. (2) The Company’s general partnership interest in the Operating Partnership is denominated in a number of Common Units equal to the number of shares of Listed Common Stock outstanding. Duff & Phelps Confidential 10

Introduction and Background Operating Partnership Debt Obligations • As of September 30, 2018, the Operating Partnership had the following debt obligations in order of seniority Debt Obligations: • Secured Debt – Property Loan » $200.6 million outstanding (plus $0.8 million accrued interest) » Pricing: 1 month LIBOR + 4.5% per annum » Maturity Date: August 11, 2019 • Unrelated Unsecured Debt – Revolving Line of Credit » $25.0 million outstanding » Pricing: 1.10% per annum » Maturity Date: December 31, 2019 • Related Party Unsecured Debt – Related Party Unsecured Notes Payable » $35.9 million outstanding (plus $24.9 million accrued interest) » Pricing: 7.00% per annum on $21.1 million principal balance outstanding; 5.00% per annum on remaining principal balance outstanding » Maturity Date: December 31, 2019 – Shidler LP Certificate of Deposit Pledge » $1.3 million of accrued fees outstanding » Fee: 2.00% per annum on $25.0 million pledge – Shidler Pacific Advisors Accrued Fees » $2.2 million outstanding Duff & Phelps Confidential 11

Introduction and Background Operating Partnership Equity Capitalization • As of September 30, 2018, the Operating Partnership had the following equity securities in order of seniority Equity Securities: • Senior Common Units – 2.398 million Senior Common Units outstanding held by the Company – Dividend: $0.725 per share per annum, payable monthly – Liquidation Preference: $10.00 per share – $6.3 million of accrued unpaid dividends • Preferred Units – 4.545 million units outstanding held by POP Ventures, LLC – Dividend: Fixed rights to distributions at an annual rate of 2% of the liquidation preference – Liquidation Preference: $25.00 per share – $17.6 million of accrued unpaid dividends • Common Units1 – 17.127 million Common Units outstanding » 3.026 million units held by the Company » 14.101 million units held by POP Ventures, LLC and other LPs (1) Pro forma for the cancellation of the 1,041,745 Class A Common Shares held by the founders Duff & Phelps Confidential 12

Introduction and Background

Operating Partnership Debt and Equity Capitalization

Summary of Equity and Debt Terms
($ in thousands, except per share data)

	September 30, 2018			
Debt	Balance	Liquidation Preference per Share	Accrued Interest & Fees / Unpaid Dividends	Interest / Dividend Rate
Secured Debt (Property Loan)	$200,551		$776	1M LIBOR +4.5% (0.5% Floor and 4.0% Cap); Matures August 2019
Unsecured Credit Facility	$25,000		$0	1.10%; Matures December 2019
Related Party Unsecured Notes Payable	$35,933		$24,852	7.00% per annum on $21.1M and 5.00% on remaining; Matures December 2019
Related Party Shidler LP CD Pledge	$0		$1,251	2.0% annual fee on $25M pledge
Related Party SPA Accrued Fees	$0		$2,195	N/A
Total Debt Obligations	$261,484		$29,074	
Equity	Units			
Senior Common Stock	2,398,220	$10.00	$6,303	$0.725 per share per annum, payable monthly
Preferred Units	4,545,300	$25.00	$17,613	Fixed rights to distributions at an annual rate of 2% of the Preferred Unit's liquidation preference of $25
Class A Common Stock (1) (2)	3,025,589		-	
Class B Common Stock (1)	100		-	
Common Units (3)	14,101,004		-	

(1) Reflects Common Units owned by the Company
(2) Pro forma for the cancellation of the 1,041,745 Class A Common Shares
(3) Reflects Common Units owned by POP Venture, LLC and Other LPs
Source: Company filings and Management

Duff & Phelps Confidential 13

Introduction and Background Conclusion • Duff & Phelps concluded the value of one share of Senior Common Stock to be in the range of $0.06 to $0.91. • The analyses and assumptions on the following pages provide support and detail behind the concluded ranges below. Conclusion Offer per Holding Period Share 6 Months 1 Year Value per Share Senior Common Stock $0.06 - $0.48 $0.25 - $0.91 $1.25 Duff & Phelps Confidential 14

2. Asset Valuation Analysis

Asset Valuation Analysis Methodology Income Capitalization Approach • The income capitalization approach consists of methods, techniques, and mathematical procedures to analyze a property’s capacity to generate monetary benefits (i.e., income and reversion) and convert these benefits into an indication of present value. The present value of these benefits is an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive these benefits as of the valuation date. The principle of anticipation is fundamental to the approach. There are two primary methods for converting monetary benefits into present value: 1) discounted cash flow and 2) direct capitalization. • The discounted cash flow (“DCF”) analysis focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These amounts are then discounted to their present value. The discounted present values of the income stream and the reversion are added to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income projected in the early years more heavily than the income and the sale proceeds to be received later. • Direct capitalization uses a single year's stabilized net operating income as a basis for a value indication. It converts estimated “stabilized” annual net operating income to a value indication by dividing the income by a capitalization rate. The rate chosen includes a provision for recapture of the investment and should reflect all factors that influence the value of the property. The rate may be inferred from comparable market transactions and/or obtained from trade sources. • In some situations, both methods yield similar results. The DCF method is more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options and especially in volatile markets. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations. • For the purposes of our valuation, we have used the DCF method. We have completed our discounted cash flow analysis on Argus lease analysis software. Duff & Phelps Confidential 16

Asset Valuation Analysis Davies Pacific Center Davies Pacific Center Valuation Summary of Projects Property Name: Davies Pacific Center Address: 841 Bishop St City: Honolulu County: Honolulu County State: HI Zip Code: 96813 Net Rentable Area (Sq. Ft.) 364,632 Basic Information Purpose of the Appraisal: To estimate the "As Is" Market Value of the subject property as of December 31, 2018. Interest Appraised: Leased Fee Value Premise: Market Value Date of Value: December 31, 2018 Owner of Record: Pacific Office Properties Valuation Summary Discounted Cash Flow: $99,000,000 to $107,600,000 Overall Going-In Cap Rate: 5.75% Terminal Capitalization Rate: 6.00% Discount Rate Range: 6.25% to 7.25% Market Rent Growth: 2.00% Expense Growth: 3.00% Occupancy: 73% Final Value Conclusion: $99,000,000 to $107,600,000 Value PSF of NRA: $271.51 to $295.09 Duff & Phelps Confidential 17

Asset Valuation Analysis Waterfront Plaza Waterfront Plaza Valuation Summary of Projects Property Name: Waterfront Plaza Address: 500 Ala Moana Blvd City: Honolulu County: Honolulu County State: HI Zip Code: 96813 Net Rentable Area (Sq. Ft.) 560,070 Basic Information Purpose of the Appraisal: To estimate the "As Is" Market Value of the subject property as of December 31, 2018. Interest Appraised: Leased Fee (With ground lease in place) Value Premise: Market Value Date of Value: December 31, 2018 Owner of Record: Pacific Office Properties Valuation Summary Discounted Cash Flow: $139,900,000 to $150,900,000 Overall Going-In Cap Rate: 6.75% Terminal Capitalization Rate: 7.00% Discount Rate Range: 7.25% to 8.25% Market Rent Growth: 2.00% Expense Growth: 3.00% Occupancy: 77% Final Value Conclusion: $139,900,000 to $150,900,000 Value PSF of NRA: $249.79 to $269.43 Duff & Phelps Confidential 18

Asset Valuation Analysis

Valuation Analysis Conclusion

- Duff & Phelps determined the fair market value of the Operating Partnership's assets by making the following calculations:
  - Adding
    - 100% of the Operating Partnership's interest in the Davies Pacific Center based on the analysis described on pages 16-18 and Appendix 1
    - 100% of the Operating Partnership's interest in the Waterfront Plaza based on the analysis described on pages 16-18 and Appendix 1
    - 5% of the Operating Partnership's equity interest in the vacant City Square Sports Club based on Management's estimate of fair market value
    - Cash and restricted cash/reserves as of September 30, 2018
  - Subtracting
    - Selling costs at 1.5% of the gross proceeds from the sale of the three properties
    - Projected G&A costs until the end of two different holding periods

Total Asset Valuation
($ in thousands)

Assumed Holding Period	6 Months			1 Year		
	Low	Mid	High	Low	Mid	High
100% Interest in Davies Pacific Center	99,000	103,300	107,600	$ 99,000	$103,300	$107,600
100% Interest in Waterfront Plaza	139,900	145,400	150,900	139,900	145,400	150,900
Investments in City Square Building (Sports Club) (1)	25	25	25	25	25	25
Selling Costs (1.5% of Property Value) (1)	(3,584)	(3,731)	(3,878)	(3,584)	(3,731)	(3,878)
Net Proceeds from Sale of Properties	235,341	244,994	254,647	$235,341	$244,994	$254,647
Excess Cash and Cash Equivalents	1,667	1,667	1,667	1,667	1,667	1,667
Leasing and Capital Expenditure Reserves	6,550	6,550	6,550	6,550	6,550	6,550
Tax, Insurance and Other Working Capital Reserves	874	874	874	874	874	874
Collateral Accounts	1,616	1,616	1,616	1,616	1,616	1,616
Projected G&A Costs (1)	(777)	(777)	(777)	(1,485)	(1,485)	(1,485)
Total Asset Value	245,271	254,924	264,577	$244,563	$254,216	$263,869

Note: Balances as of September 30, 2018
(1) Per Company Management

Duff & Phelps Confidential 19

3. Senior Common Stock Valuation Analysis

Senior Common Stock Valuation Analysis Asset Value and Debt Obligations • As shown in the table below, the face value of the current debt obligations exceeds the asset value of the Operating Partnership. Therefore, Duff & Phelps performed a contingent claims analysis to value the Senior Common Stock as described on the following pages. Current Asset Value and Debt Obligations ($ in thousands) Total Asset Value Low Mid High 100% Interest in Davies Pacific Center $99,000 $103,300 $107,600 100% Interest in Waterfront Plaza 139,900 145,400 150,900 Investments in City Square Building (Sports Club) (1) 25 25 25 Selling Costs (1.5% of Property Value) (1) (3,584) (3,731) (3,878) Net Proceeds from Sale of Properties 235,341 244,994 254,647 Excess Cash and Cash Equivalents 1,667 1,667 1,667 Leasing and Capital Expenditure Reserves 6,550 6,550 6,550 Tax, Insurance and Other Working Capital Reserves 874 874 874 Collateral Accounts 1,616 1,616 1,616 Total Asset Value (Current) 246,048 255,701 265,354 Total Debt Obligations Secured Debt (Property Loan) $201,327 $201,327 $201,327 Unsecured Credit Facility 25,000 25,000 25,000 Related Party Unsecured Debt 64,231 64,231 64,231 Total Debt Obligations (Current) 290,558 290,558 290,558 Note: Balances as of September 30, 2018 (1) Per Company Management Duff & Phelps Confidential 21

Senior Common Stock Valuation Analysis Contingent Claims Analysis • Duff & Phelps utilized a contingent claims analysis (“CCA”) to estimate the value of debt and equity securities of the Operating Partnership. This valuation methodology is based on the principles of option pricing theory, whereby each class of securities is modeled as a call option with a unique claim on the aggregate asset value of the Operating Partnership. The result is an allocation of the aggregate asset value to each class of security. – For the value allocated to the Operating Partnership's Senior Common Units, given that one Senior Common Unit is of equivalent economical value to one share of the Company’s Senior Common Stock, Duff & Phelps concluded the same value for one share of Senior Common Stock as for one Senior Common Unit. • The characteristics of each security’s class define these claims. The resulting option claims, in combination, may be represented by an option/security payoff diagram (see the hypothetical example below) that depicts the sharing of proceeds between different securities upon a liquidity event. • In the example to the right, the various possible future values upon a liquidity event are presented on the X-axis, while the corresponding payoffs of securities are presented on the Y-axis. “Breakpoints” or For Illustrative Purposes “Hurdles” reflect the transition points between the payoffs of different securities in the capital structure and serve as exercise prices in the call Payoffs option valuation, which is a component of the contingent claims analysis. Common Units • The inputs of the Black-Scholes Option Model include: – Initial value of an underlying asset Senior – Exercise Price (Breakpoint) Common – Volatility Breakpoint 1 Units – Time to expiration – Risk Free Rate Debt $0 $0 Breakpoint 1 Aggregate Asset Value Duff & Phelps Confidential 22

Senior Common Stock Valuation Analysis Contingent Claims Analysis • The table below shows the estimated face value of each class of security at the end of two different holding periods. Summary of Debt and Equity Balances at Liquidation ($ in thousands) As of September 30, 2018 Accruals/Fees Total Balance to Date Balance Secured Debt (Property Loan) $200,551 $776 $201,327 Unsecured Credit Facility 25,000 - 25,000 Related Party Unsecured Debt 35,933 28,298 64,231 Senior Common Units 23,982 6,303 30,285 Preferred Units 113,633 17,613 131,246 As of End of Holding Period 6 Months 1 Year Future Total Future Total Accrual Balance Accrual Balance Secured Debt (Property Loan) $6,651 $207,978 $13,303 $214,630 Unsecured Credit Facility 138 25,138 275 25,275 Related Party Unsecured Debt 2,229 66,460 4,523 68,754 Senior Common Units 869 31,155 1,739 32,024 Preferred Units 1,136 132,382 2,273 133,518 Subtotal of Debt and Equity Balances $11,023 $463,112 $22,112 $474,201 Duff & Phelps Confidential 23

Senior Common Stock Valuation Analysis Contingent Claims Analysis – Six Month Holding Period • Key assumptions used in the CCA are shown below in addition to the hurdles that must be achieved in order for securities subordinate to the debt to participate in distributions. Note that the hurdles below are based on an assumed holding period of six months. Contingent Claims Summary $ in thousands Low Mid High Underlying Asset Value $245,271 $254,924 $264,577 Years to Expiration 0.50 0.50 0.50 Volatility (Based on Selected Public Companies) 12.5% 12.5% 12.5% Risk-Free Rate (0.5-Year Treasury Rate) 2.50% 2.50% 2.50% Hurdles Distribution (i): Total Debt Obligations $299,576 Distribution (ii): Senior Common Stock $330,730 Distribution (iii): Preferred Units $463,112 Distribution (iv): Common Units ∞ Duff & Phelps Confidential 24

Senior Common Stock Valuation Analysis Contingent Claims Analysis – Six Month Holding Period • The table below shows the estimated face value (balance) of and distribution to the different classes of security at the end of a six month holding period. Value Distribution Summary $ in thousands, except per share data Balance Total Debt Obligations $299,576 Senior Common Units 31,155 Preferred Units 132,382 Distribution Low Mid High Total Debt Obligations $245,126 $254,463 $263,363 Senior Common Units 141 441 1,139 Preferred and Common Units 4 19 74 Distribution per Share Low Mid High Senior Common Units (Senior Common Stock) $0.06 $0.18 $0.48 Duff & Phelps Confidential 25

Senior Common Stock Valuation Analysis Contingent Claims Analysis – One Year Holding Period • Key assumptions used in the CCA are shown below in addition to the hurdles that must be achieved in order for securities subordinate to the debt to participate in distributions. Note that the hurdles below are based on an assumed holding period of one year. Contingent Claims Summary $ in thousands Low Mid High Underlying Asset Value $244,563 $254,216 $263,869 Years to Expiration 1.00 1.00 1.00 Volatility (Based on Selected Public Companies) 12.5% 12.5% 12.5% Risk-Free Rate (1-Year Treasury Rate) 2.58% 2.58% 2.58% Hurdles Distribution (i): Total Debt Obligations $308,659 Distribution (ii): Senior Common Stock $340,683 Distribution (iii): Preferred Units $474,201 Distribution (iv): Common Units ∞ Duff & Phelps Confidential 26

Senior Common Stock Valuation Analysis Contingent Claims Analysis – One Year Holding Period • The table below shows the estimated face value (balance) of and distribution to the different classes of security at the end of a one year holding period. Value Distribution Summary $ in thousands, except per share data Balance Total Debt Obligations $308,659 Senior Common Units 32,024 Preferred Units 133,518 Distribution Low Mid High Total Debt Obligations $243,874 $252,792 $261,196 Senior Common Units 605 1,212 2,193 Preferred and Common Units 84 212 479 Distribution per Share Low Mid High Senior Common Units (Senior Common Stock) $0.25 $0.51 $0.91 Duff & Phelps Confidential 27

Senior Common Stock Valuation Analysis Conclusion • Duff & Phelps concluded the value of one share of Senior Common Stock to be in the range of $0.06 to $0.91. Conclusion Offer per Holding Period Share 6 Months 1 Year Value per Share Senior Common Stock $0.06 - $0.48 $0.25 - $0.91 $1.25 Duff & Phelps Confidential 28

Appendix

Appendix 1 Detailed Real Estate Analysis

Detailed Real Estate Analysis

Valuation of Davies Pacific Center

DISCOUNTED CASH FLOW ASSUMPTIONS - DAVIES PACIFIC CENTER

General Cash Flow Assumptions	
Cash Flow Software:	Argus Valuation - DCF 15.0.1.26
Cash Flow Start Date:	1/1/2019
Calendar or Fiscal Analysis:	Fiscal
Investment Holding Period (Yrs):	10
Reversion Year (Yrs):	11

Growth Rates	
General Inflation:	3.00%
Market Rent:	2.00%
Expenses:	3.00%
Real Estate Taxes:	3.00%

Vacancy & Collection Loss	
General Vacancy:	8.00%
Credit & Collection Loss:	2.00%
Total Vacancy & Collection Loss:	10.00%

Capital Expenditures	
Total Year 1 CAPEX & Leasing Costs	$7,682,436
Reserves for Replacement ($/psf/year)	$0.35

Rates of Return			
Discount Rate:	6.25%	to	7.25%
Terminal Capitalization Rate:		6.00%	
Basis Point Spread over OAR:		25	
Reversionary Sales Cost:		1.00%	

Valuation			
"As Is" Market Value:	$99,042,066	to	$107,603,339
Plus Excess Land Value:	$0		$0
Less Curable Depreciation:	$0		$0
Adjusted Value:	$99,042,066	to	$107,603,339
Rounded:	$99,000,000	to	$107,600,000
Value PSF of NRA:	$271.51	to	$295.09

Market Leasing Assumptions

1. Tower (Fl 3 - 12)	
Market Rent:	$1.35
Leasing Commissions-New:	$5.00
Leasing Commissions-Renewal:	$2.00
Tenant Improvements: New	$50.00
Tenant Improvements: Renewal	$15.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	5
Rent Abatements:	5

1. Tower (Fl 14 - 23) > 15K	
Market Rent:	$1.30
Leasing Commissions-New:	$5.00
Leasing Commissions-Renewal:	$2.00
Tenant Improvements: New	$50.00
Tenant Improvements: Renewal	$15.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	7
Rent Abatements:	7

3.Mez Office	$1.40
Market Rent:	$1.35
Leasing Commissions-New:	$5.00
Leasing Commissions-Renewal:	$2.00
Tenant Improvements: New	$50.00
Tenant Improvements: Renewal	$15.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	5
Rent Abatements:	5

5.Storage	
Market Rent:	$1.50
Leasing Commissions-New:	0.0%
Leasing Commissions-Renewal:	0.0%
Tenant Improvements: New	$0.00
Tenant Improvements: Renewal	$0.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	5
Rent Abatements:	0

1.Tower (Fl 14 - 23)	
Market Rent:	$1.45
Leasing Commissions-New:	$5.00
Leasing Commissions-Renewal:	$2.00
Tenant Improvements: New	$50.00
Tenant Improvements: Renewal	$15.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	5
Rent Abatements:	5

2.Retail	
Market Rent:	$2.25
Leasing Commissions-New:	$7.50
Leasing Commissions-Renewal:	$3.00
Tenant Improvements: New	$60.00
Tenant Improvements: Renewal	$20.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	10
Rent Abatements:	10

4.LL Office	
Market Rent:	$1.10
Leasing Commissions-New:	$5.00
Leasing Commissions-Renewal:	$2.00
Tenant Improvements: New	$40.00
Tenant Improvements: Renewal	$10.00
Renewal Probability:	75.0%
Downtime (months):	9
Market Term (years):	5
Rent Abatements:	5

Duff & Phelps
Confidential
31

Detailed Real Estate Analysis Valuation of Davies Pacific Center Davies Pacific Center Discounted Cash Flow Analysis As of December 31, 2018 PV of PV of PV of Analysis For the Annual Cash Flow Cash Flow Cash Flow Period Year Ending Cash Flow @ 6.25% 6.75% 7.25% Year 1 Dec-2019 (2,147,657) ($2,021,324) ($2,011,857) ($2,002,477) Year 2 Dec-2020 3,597,680 $3,186,872 $3,157,089 $3,127,720 Year 3 Dec-2021 4,315,713 $3,598,038 $3,547,716 $3,498,329 Year 4 Dec-2022 6,502,205 $5,102,052 $5,007,133 $4,914,411 Year 5 Dec-2023 6,868,432 $5,072,393 $4,954,709 $4,840,287 Year 6 Dec-2024 4,690,134 $3,259,955 $3,169,407 $3,081,779 Year 7 Dec-2025 4,521,696 $2,958,004 $2,862,373 $2,770,258 Year 8 Dec-2026 5,404,165 $3,327,339 $3,204,686 $3,087,096 Year 9 Dec-2027 7,560,479 $4,381,157 $4,199,894 $4,026,926 Year 10 Dec-2028 6,810,347 $3,714,325 $3,543,973 $3,382,176 Total Cash Flow $ 48,123,194 $ 32,578,812 $ 31,635,123 $ 30,726,505 Property Resale @6.00% $ 137,560,154 $75,024,527 $71,583,646 $68,315,562 Total Property Present Value $ 107,603,339 $ 103,218,769 $ 99,042,066 Rounded $ 107,600,000 $ 103,200,000 $ 99,000,000 Per Square Foot $ 295.09 $ 283.03 $ 271.51 Duff & Phelps Confidential 32

Detailed Real Estate Analysis

Valuation of Waterfront Plaza

DISCOUNTED CASH FLOW ASSUMPTIONS - WATERFRONT PLAZA

General Cash Flow Assumptions	
Cash Flow Software:	Argus Valuation - DCF 15.0.1.26
Cash Flow Start Date:	1/1/2019
Calendar or Fiscal Analysis:	Fiscal
Investment Holding Period (Yrs):	10
Reversion Year (Yrs):	11

Growth Rates	
General Inflation:	3.00%
Market Rent:	2.00%
Expenses:	3.00%
Real Estate Taxes:	3.00%

Vacancy & Collection Loss	
General Vacancy:	6.00%
Credit & Collection Loss:	2.00%
Total Vacancy & Collection Loss:	8.00%

Capital Expenditures	
Total Year 1 CAPEX & Leasing Costs	$8,243,694
Reserves for Replacement ($/psf/year)	$0.35

Rates of Return			
Discount Rate:	7.25%	to	8.25%
Terminal Capitalization Rate:		7.00%	
Basis Point Spread over OAR:		25	
Reversionary Sales Cost:		1.00%	

Valuation			
"As Is" Market Value:	$139,865,415	to	$150,918,144
Plus Excess Land Value:	$0		$0
Less Curable Depreciation:	$0		$0
Adjusted Value:	$139,865,415	to	$150,918,144
Rounded:	$139,900,000	to	$150,900,000
Value PSF of NRA:	$249.79	to	$269.43

Market Leasing Assumptions

Office		Medical	
Market Rent:	$1.75	Market Rent:	$2.25
Leasing Commissions-New:	$5.00	Leasing Commissions-New:	$6.00
Leasing Commissions-Renewal:	$2.00	Leasing Commissions-Renewal:	$3.00
Tenant Improvements: New	$40.00	Tenant Improvements: New	$50.00
Tenant Improvements: Renewal	$20.00	Tenant Improvements: Renewal	$10.00
Renewal Probability:	75.0%	Renewal Probability:	75.0%
Downtime (months):	9	Downtime (months):	9
Market Term (years):	5	Market Term (years):	7
Rent Abatements:	5	Rent Abatements:	7

Retail		Storage	
Market Rent:	$2.25	Market Rent:	$1.50
Leasing Commissions-New:	$6.00	Leasing Commissions-New:	$0.00
Leasing Commissions-Renewal:	$3.00	Leasing Commissions-Renewal:	$0.00
Tenant Improvements: New	$25.00	Tenant Improvements: New	$0.00
Tenant Improvements: Renewal	$10.00	Tenant Improvements: Renewal	$0.00
Renewal Probability:	75.0%	Renewal Probability:	75.0%
Downtime (months):	9	Downtime (months):	9
Market Term (years):	7	Market Term (years):	5
Rent Abatements:	7	Rent Abatements:	0

Duff & Phelps
Confidential
33

Detailed Real Estate Analysis Valuation of Waterfront Plaza Waterfront Plaza Discounted Cash Flow Analysis As of December 31, 2018 PV of PV of PV of Analysis For the Annual Cash Flow Cash Flow Cash Flow Period Year Ending Cash Flow @ 7.25% 7.75% 8.25% Year 1 Dec-2019 $ 1,059,545 $987,921 $983,336 $978,794 Year 2 Dec-2020 8,499,087 $7,388,864 $7,320,449 $7,252,980 Year 3 Dec-2021 10,554,906 $8,555,836 $8,437,281 $8,320,907 Year 4 Dec-2022 9,623,004 $7,273,132 $7,139,069 $7,008,080 Year 5 Dec-2023 9,707,429 $6,840,971 $6,683,714 $6,530,775 Year 6 Dec-2024 11,056,301 $7,264,840 $7,064,903 $6,871,356 Year 7 Dec-2025 7,726,033 $4,733,424 $4,581,795 $4,435,690 Year 8 Dec-2026 11,061,010 $6,318,535 $6,087,746 $5,866,398 Year 9 Dec-2027 10,332,169 $5,503,206 $5,277,594 $5,062,212 Year 10 Dec-2028 8,840,146 $4,390,221 $4,190,701 $4,001,109 Total Cash Flow $ 88,459,630 $ 59,256,950 $ 57,766,587 $ 56,328,301 Property Resale @7.00% $ 184,568,896 $91,661,193 $87,495,502 $83,537,114 Total Property Present Value $ 150,918,144 $ 145,262,089 $ 139,865,415 Rounded $ 150,900,000 $ 145,300,000 $ 139,900,000 Per Square Foot $ 269.43 $ 259.43 $ 249.79 Duff & Phelps Confidential 34

Appendix 2 Volatility Analysis

Volatility Analysis Volatility Analysis January 9, 2019 Unlevered Volatility Company 60 Month 24 Month 260 Week 104 Week Implied Boston Properties, Inc. (NYSE:BXP) 11.9% 11.2% 12.2% 12.9% 14.4% Brandywine Realty Trust (NYSE:BDN) 11.2% 11.1% 11.0% 10.8% 16.0% City Office REIT, Inc. (NYSE:CIO) 8.9% 12.5% 9.5% 9.5% 10.6% Columbia Property Trust, Inc. (NYSE:CXP) 11.3% 9.0% 12.5% 12.0% 28.1% Cousins Properties Incorporated (NYSE:CUZ) 14.0% 11.0% 14.9% 12.7% 16.2% Douglas Emmett, Inc. (NYSE:DEI) 9.5% 7.5% 10.7% 9.4% 12.2% Equity Commonwealth (NYSE:EQC) 7.5% 8.5% 11.0% 10.6% 17.3% Franklin Street Properties Corp. (AMEX:FSP) 13.6% 16.1% 12.7% 13.0% 13.8% Hudson Pacific Properties, Inc. (NYSE:HPP) 12.1% 9.7% 13.0% 13.1% 12.4% Kilroy Realty Corporation (NYSE:KRC) 13.0% 11.5% 14.0% 13.3% 23.2% Mack-Cali Realty Corporation (NYSE:CLI) 11.7% 11.2% 11.4% 10.5% 8.8% Paramount Group, Inc. (NYSE:PGRE) NA 8.2% NA 8.5% 12.1% Piedmont Office Realty Trust, Inc. (NYSE:PDM) 9.8% 8.8% 10.3% 10.2% 11.3% SL Green Realty Corp. (NYSE:SLG) 13.5% 13.2% 12.5% 12.9% 14.5% TIER REIT, Inc. (NYSE:TIER) 17.4% 12.7% NA 11.0% 15.6% Vornado Realty Trust (NYSE:VNO) 12.9% 12.5% NA 11.9% 12.0% Median 11.9% 11.2% 12.2% 11.5% 14.1% 30-day Implied Volatility Source: Bloomberg Duff & Phelps Confidential 36

Appendix 3 Senior Common Stock Sensitivity Analysis

Senior Common Stock Sensitivity Analysis Midpoint Sensitivity Analysis (per share) Volatility 10.0% 12.5% 15.0% 6 Months $0.05 $0.18 $0.40 Term 1 Year $0.21 $0.51 $0.86 Duff & Phelps Confidential 38